Exhibit 3.34
CODE OF REGULATIONS
OF
THE HELIXX GROUP, INC.
Article I. Shareholders.
     (A) Annual and Special Meetings; Notice. The annual meeting of the Shareholders shall be held on the second Monday in May at 10:00 AM at the offices of the Company or at such other date, time, and place as the Board of Directors may specify. Special meetings of the Shareholders shall be held at the call of the President, or at the call of two or more Directors. At least ten (10) days prior to the annual or a special meeting, written notice of the meeting shall be sent by ordinary mail to each Shareholder at the address shown on the Company’s books. The notice shall state the time and place and, in the case of a special meeting, the purposes of the meeting.
     (B) Record Date; Voting Rights; Proxy; Quorum. The record date for determining who are Shareholders and the number of shares held by each for purposes of a meeting of Shareholders is ten (10) days prior to the date of the meeting. Only persons listed as Shareholders on the record date are entitled to notice of a Shareholders’ meeting. Except as provided by law, the Articles of Incorporation, or this Code of Regulations, each Shareholder is entitled to one vote per share standing in his name on the Company’s books on the record date. Votes may be exercised in person or by proxy evidenced by an instrument in writing, subscribed by each Shareholder, or by his duly authorized attorney, and submitted to the Secretary at or before such meeting. Persons acquiring shares during the period from the record date through final adjournment of a Shareholders’ meeting are not entitled to vote such shares during that period. Shareholders entitled to vote, and present at a meeting in person or by proxy, constitute a quorum. If, by law, the Articles of Incorporation, or this Code of Regulations, a majority or larger percentage of the voting power of the Company is required to act on a particular matter, then Shareholders entitled to exercise the requisite percentage of voting power, present in person or by proxy, constitute a quorum for purposes of voting on the particular matter.
     (C) Share Certificates. Certificates evidencing the ownership of shares of the Corporation shall be issued to those entitled to them by transfer or otherwise and shall be in the form as approved by the Board of Directors from time to time.
Article II. Directors.
     (A) Number; Election; Term; Qualifications. The voting Shareholders may periodically fix, authorize and change (pursuant to Ohio law) the number of Directors to serve on the Board; provided, however, that if the Shareholders fail to fix and authorize the number of Directors, then the Directors elected shall be deemed the number of Directors fixed by the Shareholders. Subject only to any specific requirements of Ohio law, any person may serve as a Director, even if not a Shareholder or Officer.
     (B) Powers and Duties of Board of Directors. The Board of Directors is responsible for the management and control of the affairs, business, funds, and property of the Company, and has powers commensurate with its duties. Except as provided by law, the Articles of

Incorporation, or this Code of Regulations, and subject to the power of the Shareholders to modify or rescind actions of the Board, the Board of Directors is authorized to exercise all powers of the Company and to take any action the Shareholders may take.
     (C) Compensation of Directors. Each Director shall receive compensation and expenses as prescribed by the Board of Directors for attendance at regular and special meetings of the Board. A Director may serve the Company in other capacities and may receive compensation and expenses for such service, in addition to remuneration as a Director.
     (D) Directors’ Meetings; Notice; Quorum. A regular meeting of the Board of Directors shall be held immediately following final adjournment of the annual Shareholders’ meeting. Special meetings of the Board shall be held at the call of the Chairman or any two (2) members of the Board. Meetings shall be held at a convenient time and place as the Chairman or the Board may direct. Written notice of the date, time, and place of a meeting shall be given as required at least five (5) days prior to the meeting date, except that oral or telephone notice is sufficient if given personally to the Director being notified. Except in an emergency, at least two days’ notice is required. Notice may be waived as provided in Ohio Revised Code §1701.42. At any meeting of the Board of Directors, a quorum shall consist of two (2) Directors.
     (E) Vacancies in the Board. A resignation from the Board of Directors shall be deemed to take effect upon its receipt by the Secretary, unless some other time is specified therein. In case of any vacancy in the Board of Directors, through death, resignation, disqualification, or other cause deemed sufficient by the Board, the remaining Directors, though less than a majority of the whole board, by affirmative vote of a majority of those present at any duly convened meeting may elect a successor to hold office for the unexpired portion of the term of the Director whose place shall be vacant and until the election and qualification of a successor.
Article III. Actions without Meetings.
     Any action required to be taken at a meeting of the Shareholders or Board of Directors may be taken without a meeting if a consent in writing setting forth the action taken is signed by all Shareholders or Directors, as the case may be, and filed of record with the Secretary of the Company.
Article IV. Officers.
     (A) Appointment and Compensation of Officers. The Board of Directors shall annually appoint and fix the compensation of a President, a Secretary, and a Treasurer, and may appoint other officers as it deems advisable. An officer may serve the Company in other capacities and may receive compensation and expenses for such service, in addition to remuneration as an officer. The officers shall serve until their respective successors are elected and qualified. An officer may be removed at any time by majority vote of the Board of Directors.
     (B) Duties of Officers. In addition to the duties stated below, officers shall perform such other duties as may be required by the Articles of Incorporation or Code of Regulations, or as may be assigned from time to time by the Shareholders or Directors, as well as duties customarily incident to their respective offices. The same person may hold more than one office, other than that of President and Vice President, Secretary and Assistant Secretary, or Treasurer and Assistant Treasurer.
(1) President. The President is the Chief Operating Officer of the Company. He is responsible for general supervision of the business and affairs of the Company and for carrying out corporate policies adopted by the Shareholders or the Board of Directors. In case of absence or disability of the Chairman of the Board of Directors, the President shall preside at meetings of the Directors and Shareholders.
(2) Vice-President. If appointed, the Vice-President shall perform all of the duties of the President in case of the President’s absence or disability or those duties assigned such office by the Board of Directors.
(3) Secretary. The Secretary shall keep an accurate record of all transactions of the Company, the Shareholders, and Directors. He shall give all notices required by law, the Articles of Incorporation, or Code of Regulations. He shall issue stock certificates, and keep a current register of certificates and roster of Shareholders. He shall keep a minute book, and record in it the minutes of the meetings and other transactions of the Shareholders and Directors. He shall keep documents, correspondence, and other records which it is necessary or advisable to preserve. He shall hold all books, papers, and other property in his custody available for inspection by the Directors or persons appointed by them, and when he leaves office shall turn the same over to his successor or to the President.
(4) Treasurer. The Treasurer shall receive and safely keep all money, notes, securities, choses in action, and similar property belonging to the Company, and deposit, invest, or disburse the same under the direction of the Board of Directors. Disbursements shall be upon proper vouchers. He shall keep complete, accurate accounts of all money, property, other assets, liabilities, and financial transactions of the Company, prepare financial statements, and render an account of the financial position of the Company at the annual meeting of the Shareholders and at such other times as the Shareholders or Directors may require. He shall hold all books, accounts, statements, vouchers, money, securities, and other property in his custody ready for inspection or audit at any time by the Directors or persons appointed by them, and when he leaves office shall turn the same over to his successor or to the President.
Article V. Amendments.
     This Code of Regulations may be amended, repealed and reenacted, or repealed outright, as provided in §1701.11(A) of the Ohio Revised Code.